                                                                            EXHIBIT 12

                           CAROLINA POWER & LIGHT COMPANY

  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED
                       AND RATIO OF EARNINGS TO FIXED CHARGES

                                                         ------------------------------
                                                              Twelve Months Ended
                                                         ------------------------------
                                                             March 31,    December 31,

                                                               1995           1994
                                                           ------------   ------------
                                                           (Unaudited)

                                                             (Thousands of Dollars)
Earnings, as defined:
  Net income............................................. $    322,376   $    313,167
  Fixed charges, as below................................      214,801        213,821
  Income taxes, as below.................................      184,719        180,518
                                                           ------------   ------------
    Total earnings, as defined........................... $    721,896   $    707,506
                                                           ============   ============
Fixed Charges, as defined:
  Interest on long-term debt............................. $    183,108   $    183,891
  Other interest.........................................       17,896         16,119
  Imputed interest factor in rentals-charged
    principally to operating expenses....................       13,797         13,811
                                                           ------------   ------------
    Total fixed charges, as defined...................... $    214,801   $    213,821
                                                           ============   ============
Earnings Before Income Taxes............................. $    507,095   $    493,685
                                                           ============   ============

Ratio of Earnings Before Income Taxes to Net Income......         1.57           1.58

Income Taxes:
  Included in operating expenses......................... $    202,156   $    198,238
  Included in other income...............................       (9,131)        (9,425)
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation..............       (8,306)        (8,295)
                                                           ------------   ------------
    Total income taxes................................... $    184,719   $    180,518
                                                           ============   ============

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements........................ $      9,609   $      9,609
  Portion deductible for income tax purposes.............         (312)          (312)
                                                           ------------   ------------
  Preferred dividend requirements not deductible......... $      9,297   $      9,297
                                                           ============   ============
  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income......... $     14,596   $     14,689
    Preferred dividends deductible for income taxes......          312            312
    Fixed charges, as above..............................      214,801        213,821
      Total fixed charges and preferred dividends          ------------   ------------
        combined......................................... $    229,709   $    228,822
                                                           ============   ============
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined.....................................         3.14           3.09

Ratio of Earnings to Fixed Charges ......................         3.36           3.31